EXHIBIT 10.3

DESCRIPTION OF TERMS OF EMPLOYMENT OF LEON J. OLIVIER

The terms of Mr. Olivier's employment are as follows:

1.   Start Date:  September 10, 2001.

2.   Title:  President, The Connecticut Light and Power Company

3.   Base Salary:  $300,000

4. Sign-on Bonus: $100,000 of restricted shares and 10,000 stock options vesting over three years, and payment to prior employer on account of voluntary resignation.

5. Incentive Opportunities: Annual bonus and long term incentive program participation under NU Incentive Plan, each at 50 percent of salary target and 100 percent maximum.

6. Pension: Eligibility for the make-whole benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the SERP), and duplication of pension arrangement with current employer as follows: If he is continuously employed with the Company until September 10, 2011 (or earlier with the Company's permission), eligible for a special benefit, subject to reduction for termination prior to age 65, of three percent of Final Average Compensation (as defined in the SERP) for each of the first
15 years of service since September 10, 2001 plus one percent of Final Average Compensation for each of the second 15 years of service. Alternatively, if he does not voluntarily terminate his employment with the Company prior to his 60th birthday, or upon earlier termination upon a Change of Control, as defined in the Special Severance Program for Officers of Northeast Utilities System Companies, he may receive upon retirement a lump sum payment of $2,050,000 in lieu of the benefit described in the preceding sentence. These benefits are in lieu of the make-whole benefit and are offset by benefits payable under the Northeast Utilities Service Company Retirement Plan.

7. Previous pension: Payment of $8,830.46 per month in special nonqualified pension benefits on account of previous position in Northeast Utilities System at Millstone Station is paid concurrently with current employment.

8. Miscellaneous: Retiree health benefits upon involuntary termination other than for cause; leased vehicle; club membership; and five weeks vacation.


Summary prepared March 4, 2004